CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333‑142743, 333-193414, 333-204645, and 333-224831 on Form S-8 of Regal Rexnord Corp. of our report dated March 1, 2023, relating to the financial statements of Altra Industrial Motion Corp. appearing in this Current Report on Form 8-K dated June 5, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 5, 2023